Exhibit 99.1

NASB Financial, Inc.

NEWS RELEASE

Contact:	Rhonda Nyhus
NASB Financial, Inc.
12498 South 71 Highway
Grandview, MO 64030
Phone (816) 765-2200

FOR IMMEDIATE RELEASE:

NASB Financial, Inc. Announces Financial Results

Grandview, Missouri (May 9, 2013) - NASB Financial, Inc. (NASDAQ: NASB) announced today net income for the quarter ended March 31, 2013, of $11,018,000 or $1.40 per share. This compares to net income of $8,317,000 or $1.06 per share for the quarter ended December 31, 2012, and compares to net income of $375,000 or $0.05 per share for the quarter ended March 31, 2012.

Included in the results for the quarters ended March 31, 2013, and December 31, 2012, are negative provisions for loan losses of $5.6 million and $4.0 million, respectively, which were necessary to reduce the Bank’s ALLL to a level consistent with the Bank’s ALLL methodology. During each of these quarters, various quantitative factors used in the ALLL methodology showed notable improvement, including a decreases in criticized assets, decreases in the Bank’s level of non-performing assets, and declines in the Bank’s commercial real estate, construction and land development portfolios which have generally experienced higher loss rates. Qualitative factors also improved, including renewed strength of the Kansas City area housing market, where all of the Bank’s construction and land development loans are concentrated. Excluding the negative loan loss provisions, net income for the quarter ended March 31, 2013, would have been $7,574,000 or $0.96 per share and net income for the quarter ended December 31, 2012, would have been $5,857,000 or $0.73 per share.

Net income for the six months ended March 31, 2013, was $19,335,000 or $2.46 per share, which included a negative provision for loan losses of $9.6 million. Excluding the negative loan loss provision, net income would have been $13,431,000 or $1.71 per share. This compares to net income of $5,314,000 or $0.68 per share for the six months ended March 31, 2012.

NASB Financial, Inc. is a unitary thrift holding company for North American Savings Bank, F.S.B. (“North American” or the “Bank”). As of March 31, 2013, the Bank’s tier 1 leverage ratio and total risk-based capital ratio was 16.5% and 20.7%, respectively.

North American operates six offices in greater Kansas City, Missouri and others in Harrisonville, St. Joseph, and Excelsior Springs, Missouri. The Bank, a nationwide residential mortgage lender, also has loan origination offices in Kansas City, Lee’s Summit and Springfield, Missouri.

(Financial Highlights Schedule Attached)

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NASB Financial, Inc.

Financial Highlights

(Dollars in thousands, except per share data)

	Three Months Ended			Six Months Ended
	3/31/13	12/31/12	3/31/12	3/31/13	3/31/12
EARNINGS DATA:
Net interest income	$10,891	11,181	12,097	22,072	26,216
Provision for loan losses	(5,600)	(4,000)	5,000	(9,600)	7,500
Non-interest income	18,965	16,497	8,289	35,462	18,838
Non-interest expense	17,540	18,155	14,771	35,695	28,908
Income tax expense (benefit)	6,898	5,206	240	12,104	3,332

Net income (loss)	$11,018	8,317	375	19,335	5,314

FINANCIAL CONDITION DATA:
Total assets	$1,179,036	1,252,524	1,192,208	1,179,036	1,192,208
Total loans and mortgage-backed and related securities	794,162	883,629	996,805	794,162	996,805
Customer and brokered deposit accounts	817,288	874.824	870,585	817,288	870,585
Stockholders’ equity	190,318	179,860	156,528	190,318	156,528
FINANCIAL RATIOS AND PER SHARE DATA:
Book value per share	$24.19	22.86	19.90	24.19	19.90
Earnings (loss) per share	1.40	1.06	0.05	2.46	0.68
Cash dividends paid per share	—	—	—	—	—
Return on assets (annualized net income divided by total average assets)	3.62%	2.67%	0.13%	3.20%	0.87%
Return on equity (annualized net income divided by average stockholders’ equity)	23.81%	18.94%	0.96%	21.38%	6.93%
Weighted average shares outstanding	7,867,614	7,867,614	7,867,614	7,867,614	7,867,614